Exhibit 10.34
RESTRICTED STOCK AGREEMENT
Award Details:

Participant:

Plan Year:

Number of Restricted Shares:

Performance Period:	February 10, 2009 through January 31, 2012

Date of Grant:	February 10, 2009

Fair Market Value (at close of
business on Date of Grant):	$

Agreement:
     This Restricted Stock Agreement (“Agreement”) is entered into as of the Date of Grant between the Participant and The St. Joe Company, a Florida corporation (the “Company”), pursuant to the Company’s Stock Incentive Plan established for the Plan Year designated above (the “Plan”).
     WHEREAS, the Company desires to grant, and the Participant desires to receive, an award of Restricted Shares pursuant to the terms and conditions of the Plan and this Agreement,
     NOW, THEREFORE, the Participant and the Company hereby agree as follows:
     1. The Plan and Defined Terms. The provisions of the Plan, the Award Details listed above, and Exhibit A are incorporated into this Agreement by reference. Capitalized terms used but not defined in this Agreement or the Award Details set forth above shall have the meanings ascribed to them in the Plan.
     2. Grant of Restricted Shares. As of the Date of Grant, the Company hereby grants to the Participant the number of Restricted Shares set forth in the Award Details above (the “Restricted Shares”), subject to the terms and conditions of the Plan and this Agreement.
     3. Vesting and Forfeiture of Restricted Shares. The Restricted Shares shall vest, or shall be forfeited and canceled, in whole or in part, as provided on Exhibit A attached hereto.
     4. Restrictions on Transfer of Restricted Shares. If and until the Restricted Shares become vested pursuant to Exhibit A, the Restricted Shares shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) by the Participant and shall not be subject to sale under execution, attachment, levy or similar process.
     5. Stock Certificates. The Participant hereby acknowledges that stock certificate(s) for the Restricted Shares awarded under this Agreement will not be delivered by the Company to the Participant until such Restricted Shares vest.

     6. Voting and Dividend Rights. The Participant shall have the same voting and dividend rights with respect to the Restricted Shares as the Company’s other shareholders, provided, however, that any dividends paid as Common Shares shall be subject to the same transfer restrictions and forfeiture provisions as the Restricted Shares.
     7. Regulation by the Committee. This Agreement and the Restricted Shares shall be subject to such administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement shall be conclusive and binding upon the Participant.
     8. Compliance with Laws and Regulations. The obligations of the Company hereunder are subject to all applicable Federal and state laws and to the applicable rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed and any other government or regulatory agency. The Company shall not be required to remove restrictions from Restricted Shares prior to (a) the listing of the Common Shares on any such stock exchange and (b) the completion of any registration or qualification of such Common Shares under any Federal or state law, or any rule, regulation or other requirement of any government or regulatory agency which the Company shall, in its sole discretion, determine to be necessary or advisable. In making such determination, the Company may rely upon an opinion of counsel for the Company. The Participant shall not have the right to compel the Company to register or qualify the Common Shares subject to this award under Federal or state securities laws.
     9. Conditions of Acceptance. As a condition of accepting the Restricted Shares, Participant agrees as follows:
          (a) Company Policies. Participant agrees that he or she has read and will comply with the Company’s Insider Trading Policy and Code of Conduct. Copies of such policies are available on the Company’s website, through the Human Resources Department or through the Legal Department.
          (b) Restrictions on Resale and Marital Property Settlements. Participant agrees not to sell any vested Restricted Shares if applicable laws or Company policies prohibit such a sale. Regardless of any marital property settlement agreement, the Company is not obligated to honor or recognize Participant’s former spouse’s interest in unvested Restricted Shares.
     10. Amendment of Severance and Employment Agreements. By executing this Agreement, the Participant and the Company hereby agree that this Agreement constitutes an amendment to the Participant’s employment agreement and/or severance agreement (if any) with the Company to the effect that any provision of such employment or severance agreement that grants accelerated vesting and/or lapse of restrictions on restricted stock in the event of a “change in control” (as defined therein) shall not apply to the Restricted Shares awarded under this Agreement. Participant agrees to execute any additional documentation requested by the Company to further evidence such amendment.
     11. Adjustments. In the event of a stock split, a stock dividend or any other event described in the Article of the Plan entitled “Protection Against Dilution,” the number of Common Shares subject to this award may be adjusted pursuant to the Plan if deemed appropriate by the Committee in its sole discretion.

     12. Term of Agreement. This Agreement shall terminate when all Restricted Shares are either vested or forfeited and canceled as provided in the Plan and this Agreement.
     13. Tax Matters.
          (a) Participant shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Restricted Shares hereunder. Participant acknowledges that, at his or her option, Participant (i) shall be entitled to make the election permitted under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to include in gross income in the taxable year in which the Restricted Shares are granted, the fair market value of such shares at the time of grant, notwithstanding that such shares may be subject to a substantial risk of forfeiture within the meaning of the Code, or (ii) may elect to include in gross income the fair market value of the Restricted Shares as of the date on which such restriction lapses.
          (b) The Participant may elect to satisfy any withholding tax obligation arising out of the grant or the vesting of Restricted Shares hereunder (unless Participant shall make an election under Section 83(b) of the Code with respect thereto) by having the Company retain vested Restricted Shares having a fair market value equal to the Company’s minimum withholding obligation (which amount may be rounded to the next highest whole share).
     14. No Retention Rights. Neither the Restricted Shares nor anything contained in this Agreement shall give Participant the right to be retained by the Company or a subsidiary of the Company as an employee or in any other capacity. The Company and its subsidiaries reserve the right to terminate Participant’s service at any time, with or without Cause.
     15. Applicable Law. This Agreement will be interpreted and enforced under the laws of the State of Florida.
     16. Participant’s Access to the Plan. Participant may obtain an additional copy of the Plan by contacting the Company’s Human Resources Department.
[Signature Page Follows]

     This Agreement and the Plan constitute the entire understanding between Participant and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

PARTICIPANT

Date

Participant Signature

THE ST. JOE COMPANY

Date	By:

Rusty Bozman
Vice President Corporate Development and
Human Resources

EXHIBIT A
VESTING OF RESTRICTED SHARES
1. Vesting of Restricted Shares.
     The number of Restricted Shares that shall vest under this Agreement shall be based upon the following performance goal: the Company’s Total Shareholder Return as compared to the Total Shareholder Returns of the Company’s Peer Groups during the Performance Period, as further described below. Upon (i) the expiration of the Performance Period, and (ii) the Committee’s determination and certification of the extent to which the performance goal has been achieved, the Participant shall become vested in the number of Restricted Shares that corresponds to the level of achievement of the performance goal set forth below that is certified by the Committee. Such determination and certification shall occur no later than sixty (60) days after the conclusion of the Performance Period. If the Participant’s employment terminates prior to the end of the Performance Period, all Restricted Shares shall automatically be forfeited and canceled as of the date of the Participant’s termination of employment; provided, however, that the Participant may be eligible for a cash payment as described in Section 2 below.
Determination of Peer Groups:
     The “Peer Groups” used for purposes of this Exhibit A shall be those companies included in each of the S&P Super Composite Homebuilder Index (the “Homebuilder Group”) and the S&P 500 Index (the “S&P 500 Group”) on the first day of the Performance Period, subject to change as described below. The Homebuilder Group shall be weighted as 60% of the final vesting calculation described below, and the S&P 500 Group shall be weighted as 40% of the final vesting calculation described below.
     If a company in a Peer Group experiences a bankruptcy event during the Performance Period, the company will remain in the Peer Group and its stock price will continue to be tracked for purposes of the Total Shareholder Return calculation. If the company is subsequently acquired or goes private, the provisions below will apply. If the company liquidates, the company will remain in the Peer Group and its Ending Stock Price will be reduced to zero.
     If a company in a Peer Group is acquired by another company in the same Peer Group, the acquired company will be removed from the Peer Group and the surviving company will remain in the Peer Group.
     If a company in a Peer Group is acquired by a company not in the same Peer Group, the acquired company will remain in the Peer Group, and its Ending Stock Price will be equal to the value per share of the consideration paid to the shareholders of the acquired company in the transaction. The surviving company in such transaction will not be added to the Peer Group.
     If a company in a Peer Group ceases to be a public company due to a going private transaction, the company will remain in the Peer Group, and its Ending Stock Price shall be equal to the value per share of the consideration paid to the shareholders of the target company in the transaction.

     Changes in the S&P 500 Index and the S&P Super Composite Homebuilder Index during the Performance Period will not affect the Peer Groups, except as described above.
Calculation of Total Shareholder Return:
     “Total Shareholder Return” for the Company and each company in the Peer Groups shall include dividends paid and shall be determined as follows:

Total Shareholder Return	=	Change in Stock Price + Dividends Paid

Beginning Stock Price
     “Beginning Stock Price” shall mean the average closing sale price as reported on the New York Stock Exchange Composite Tape of one (1) share of common stock for the ten (10) trading days immediately prior to the first day of the Performance Period. The Beginning Stock Price shall be appropriately adjusted to reflect any stock splits, reverse stock splits or stock dividends during the Performance Period.
     “Change in Stock Price” shall mean the difference between the Ending Stock Price and the Beginning Stock Price.
     “Dividends Paid” shall mean the total of all cash and in-kind dividends paid on one (1) share of stock during the Performance Period.
     “Ending Stock Price” shall mean the average closing sale price of one (1) share of common stock for the ten (10) trading days immediately prior to the last day of the Performance Period, except as otherwise provided under “Determination of Peer Groups” above. Such closing sale prices shall be as reported on the New York Stock Exchange, such other national securities exchange, or as reported by an applicable automated quotation system, the OTC Bulletin Board, or otherwise, as applicable.
     “Performance Period” shall mean the period commencing on February 10, 2009, and ending on January 31, 2012.
Calculation of Weighted Average Percentile Rank:
     Following the Total Shareholder Return determination for the Company and the companies in each Peer Group, the “Company Rank” for each Peer Group shall be determined by listing each company in each Peer Group (including the Company) from highest Total Shareholder Return to lowest Total Shareholder Return and counting up to the Company from the company with the lowest Total Shareholder Return.
     The Company’s separate “Percentile Rank” for each Peer Group shall then be determined as follows:

Percentile		Company Rank in each Peer Group

Rank for	=	Total Number of companies in each Peer
each Peer		Group including the Company
Group

     The Company’s “Weighted Average Percentile Rank” shall then be calculated as the sum of (i) the Company’s Percentile Rank in the Homebuilder Group multiplied by 60%, and (ii) the Company’s Percentile Rank in the S&P 500 Group multiplied by 40%. For example, at the conclusion of the Performance Period, if the Company’s Percentile Rank in the Homebuilder Group were 65%, and the Company’s Percentile Rank in the S&P 500 Group were 50%, the Company’s Weighted Average Percentile Rank would be calculated as follows: [(.65 x .60) + (.50 x .40)] x 100 = 59%.
Calculation of Number of Vested Restricted Shares:
     The percent of Restricted Shares that vest shall then be determined based on the following chart:

Company’s Weighted Average
Percentile Rank	Percent of Restricted Shares to Vest
75th and above	100%
70th	90%
65th	80%
60th	70%
55th	60%
50th	50%
45th	42.5%
40th	35%
35th	27.5%
30th	20%
25th	12.5%
Below 25th	0%
Interpolation shall be used to determine the percent of Restricted Shares that vest in the event the Company’s Weighted Average Percentile Rank does not fall directly on one of the ranks listed in the above chart. Once the percent of Restricted Shares to vest has been determined, the percent shall be multiplied by the number of Restricted Shares awarded to determine the actual number of Restricted Shares that vest, rounded to the next highest whole share. All Restricted Shares that do not vest in accordance with this Exhibit A shall be automatically forfeited and canceled.
2. Termination Provisions.
     (a) Generally. The Restricted Shares awarded under this Agreement shall vest only if the Participant’s employment with the Company is continuous (as defined below) through the end of the Performance Period.

     (b) Disability, Death or Retirement. If prior to the end of the Performance Period, a Participant (i) becomes totally or permanently disabled (as those terms are defined in the Company’s long-term disability plan, as in effect on the date of such determination), (ii) dies, or (iii) Retires, all Restricted Shares awarded under this Agreement shall be immediately forfeited and canceled. Notwithstanding the foregoing, however, a Participant subject to any of the foregoing events shall be eligible for a cash payment based on the fair market value of a pro rata portion of their Restricted Shares that would have vested at the end of the Performance Period, which payment, if any, shall be made after the conclusion of the Performance Period. The determination of a cash payment, if any, made by the Committee pursuant to this Section 2(b) of this Exhibit A shall be made at the same time as the vesting determination shall be made for Participants who remained employed through the last day of the Performance Period. The cash payment, if any, shall be determined by multiplying the number of Restricted Shares that would have vested had the Participant remained an employee through the last day of the Performance Period by a fraction, the numerator of which is equal to the number of days of the Performance Period that the Participant was employed by the Company, and the denominator of which is the number of days in the Performance Period, multiplied by the closing price of a share of Company common stock on the date that the vesting determination is made by the Committee. Any cash payment shall be paid by the Company within thirty (30) days following the Committee’s vesting determination and shall be subject to any tax or other withholding requirements deemed appropriate by the Company.
     (1) For purposes of this Exhibit A, “Retire” shall mean (i) to terminate employment for other than Cause after completion of five continuous years of service with the Company and attainment of age 55, or (ii) as otherwise determined by the Committee. A Participant shall not be “Retired” for purposes of this definition if the Participant performs, or plans to perform, services (as an employee, independent contractor or in another capacity) on a substantially full-time basis (as determined by the Committee) for any third party.
     (2) A Participant’s service remains “continuous” for purposes of vesting under this Exhibit A even if the Participant goes on military leave, sick leave, or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. However, the Participant must return to active work promptly, for a substantial period of time, upon the termination of such approved leave, or an interruption of service will be deemed to have occurred as of the date such leave began.
     (c) Other Termination of Employment. In the event of the termination of Participant’s employment other than as described in Section 2(b) above, all Restricted Shares awarded under this Agreement shall be forfeited and canceled. The Participant’s transfer of employment to the Company or any subsidiary of the Company from another subsidiary of the Company or the Company during the Performance Period shall not constitute a termination of employment.
     (d) Corporate Event. If there is a Corporate Event, the Restricted Shares shall become vested in full on the date of the Corporate Event. For purposes of this Section, “Corporate Event” means (1) the consummation of a merger or similar transaction as a result of which the Company’s stockholders own 50% or less of the surviving entity’s voting securities after such merger or similar transaction, (2) the sale, transfer, exchange or other disposition of all or substantially all of the Company’s assets, or (3) the liquidation or dissolution of the Company. A transaction shall not constitute a Corporate Event if its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. If prior to a Corporate Event occurring during the Performance Period, a Participant (i) becomes totally or permanently disabled (as those terms are defined in the Company’s long-term disability plan, as in effect on the date of such determination), (ii) dies, or (iii) Retires, the Participant shall be eligible to receive a cash payment under this Section 2(d) in an amount determined by multiplying the total number of Restricted Shares (prior to forfeiture pursuant to Section 2(b) above) by a fraction, the numerator of which is equal to the number of days of the Performance Period that the Participant was employed by the Company, and the denominator of which is the number of days in the Performance Period, multiplied by the closing price of a share of Company common stock on the date of the Corporate Event, or if the Company ceases to be a publicly traded company as a result of the Corporate Event, the amount of the consideration paid for each share of outstanding common stock of the Company in connection with the Corporate Event. Any cash payment shall be paid by the Company or its successor within thirty (30) days following the date of the Corporate Event and shall be subject to any tax or other withholding requirements deemed appropriate by the Company or its successor. If a cash payment is made to the Participant pursuant to this Section 2(d), the Participant shall not receive a cash payment pursuant to Section 2(b).
     (e) Section 409A Compliance. Notwithstanding any provision to the contrary in this Agreement, with respect to a Participant who terminates employment prior to the end of the Performance Period on account of either (i) total or permanent disability (as those terms are defined in the Company’s long-term disability plan, as in effect on the date of such determination) or (ii) Retirement, and thereafter becomes entitled to a payment under Sections 2(b) or 2(d) of this Exhibit A, if such Participant was a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), as of the date of the termination of such Participant’s employment, then any cash amounts payable under Section 2(b) or 2(d) shall be paid instead to the Participant on the later of (x) the date on which a cash payment, if any, would otherwise be paid to the Participant pursuant to the terms of Section 2(b) or 2(d), and (y) the date which is six months following the Participant’s date of termination, and not before. Furthermore, notwithstanding any provision to the contrary in this Agreement, with respect to a Participant who, prior to the end of the Performance Period, either (i) becomes totally or permanently disabled (as those terms are defined in the Company’s long-term disability plan, as in effect on the date of such determination), (ii) dies or (iii) Retires, and thereafter a Corporate Event occurs, the Participant shall not be eligible to receive any cash payment pursuant to Section 2(d) if the Corporate Event does not also qualify as a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation for purposes of Section 409A(a)(2)(A)(v) of the Code and the applicable Treasury regulations under that section. If, pursuant to the preceding sentence, a Corporate Event occurs but fails to qualify as a Qualifying Change of Control, the terms of this Agreement shall remain in effect after the date of such Corporate Event, and the Participant shall remain eligible for a cash payment at the end of the Performance Period pursuant to Section 2(b) or upon a subsequent Corporate Event that also qualifies as a Qualifying Change of Control pursuant to Section 2(d), in each case subject to and in accordance with the terms and conditions of this Agreement.